Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

MS BDC 4 LLC

1.	The name of the limited liability company is MS BDC 4 LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended by deleting Item 1 thereof in its entirety and inserting in lieu thereof the following:

1.	Name. The name of the limited liability company formed hereby is T Series Middle Market Investment Loan Fund LLC.

3.	This Certificate of Amendment shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Formation of MS BDC 4 LLC as of the 21st day of September, 2021.

MS BDC 4 LLC

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Authorized Person